Exhibit 10.51

AXIS, LLC
Amended and Restated
Limited Liability Company Agreement
(as of January 25, 2008)
Organized Under the Delaware Limited
Liability Company Act

     THE INTERESTS DESCRIBED AND REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”) AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE 1933 ACT AND APPLICABLE STATE ACTS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE ACTS, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE COMPANY.

ARTICLE I ORGANIZATIONAL MATTERS; DEFINITIONS		1

1.1	Name	1
1.2	Continuation; Effective Date; Term	1
1.3	Registered Office; Place of Business; Agent	1
1.4	Intent to Supersede Act	1
1.5	Definitions	1
1.6	Authorized Person	1

ARTICLE II PURPOSE		2

2.1	Purpose	2

ARTICLE III MEMBERS; RIGHTS OF AND LIMITATIONS ON MEMBERS		2

3.1	Members; Guarantee of Obligations	2
3.2	Limitations on Members	3
3.3	By-laws	3
3.4	Title to Property	3
3.5	Payments of Individual Obligations	3
3.6	Members May Compete	4

ARTICLE IV BOARD OF DIRECTORS; EXECUTIVE COMMITTEE; RIGHTS, POWERS AND DUTIES; VOTING; OTHER MATTERS CONCERNING MEMBERS		4

4.1	Management of the Company	4
4.2	Board of Directors	4
4.3	Executive Committee	5
4.4	Executive Committee Voting; Meeting	5
4.5	Required Approvals of Executive Committee	6
4.6	Appointment of Officers; Delegation of Authority	8
4.7	Exculpation of Members and Representative	8
4.8	Resignation and Removal of Representative; Vacancies	8
4.9	Tax Elections; Tax Matters Member	8

ARTICLE V RIGHTS, POWERS AND DUTIES OF OFFICERS		9
5.1	Officers	9
5.2	Rights and Responsibilities of Officers	10
5.3	Salaries	12

ARTICLE VI BUY-SELL RIGHTS; RIGHT OF FIRST REFUSAL		12

6.1	Offer to Buy-Sell	12
6.2	Right of First Refusal	13

ARTICLE VII COMPANY CAPITAL; ADVANCES BY MEMBERS		14

7.1	Capital Contributions	14
7.2	Additional Capital Contributions	14

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7.3	No Return of Contributions	15
7.4	No Partition of Company Property	15

ARTICLE VIII FISCAL YEAR; ACCOUNTING; ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS		15

8.1	Fiscal Year	15
8.2	Method of Accounting	15
8.3	Maintenance of Capital Accounts	15
8.4	Allocation of Profits and Losses	16
8.5	Distribution of Net Cash Flow	17
8.6	Definition of Net Cash Flow	18
8.7	Liability of Member for Return of Distribution	18

ARTICLE IX TRANSFER OF COMPANY INTERESTS		18

9.1	No Transfer of Company Interest	18
9.2	Compliance with Securities Act of 1933	19
9.3	Transfer of Interest to Affiliates	19
9.4	Transfer of Interest in Connection with Sale of Member	19
9.5	Admission of Transferee as Substituted Member	19
9.6	Allocations and Distributions with Respect to Transferred Interests	20
9.7	Transfers that Would Cause Termination Prohibited	20

ARTICLE X WITHDRAWAL, BANKRUPTCY OR LIQUIDATION OF MEMBERS		20

10.1	Withdrawal of Member	20
10.2	Bankruptcy, Liquidation of a Member	20
10.3	Bankruptcy of Member	20

ARTICLE XI TERMINATION, DISSOLUTION AND LIQUIDATION OF THE COMPANY		21

11.1	Events of Dissolution	21
11.2	Liquidation	21
11.3	Election of Liquidating Trustee	21
11.4	Statements	22

ARTICLE XII AMENDMENT OF THE AGREEMENT		22

12.1	Ordinary Course Amendments	22
12.2	Other Amendments	22

ARTICLE XIII TAX PROVISIONS		22
13.1	Allocations Required by Treasury Regulations	22
13.2	Rules of Application	24
13.3	Rules Concerning Calculations of Profits and Losses and Code
	Section 704(c) Tax Allocations	24

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ARTICLE XIV ADDITIONAL COVENANTS; OTHER AGREEMENTS		26

14.1	Confidentiality; Trade Secrets; Use of Names, Etc	26
14.2	Supply Agreement	26
14.3	Marketing Agreement	26
14.4	Press Release	26
14.5	Sourcing Additional Axles	26

ARTICLE XV INDEMNIFICATION		26

15.1	Indemnification as to Actions or Omissions in Company’s Business	26
15.2	Cross Indemnification	27
15.3	Procedure for Indemnification	27
15.4	Survival	28

ARTICLE XVI DEFAULT AND REMEDIES		28

16.1	Defaults	28
16.2	Remedies	28

ARTICLE XVII MISCELLANEOUS		28

17.1	Notices	28
17.2	Governing Law	28
17.3	Business Practices	29
17.4	Counterparts	29
17.5	Language Conventions; Captions	29
17.6	Entire Agreement	29
17.7	Provisions Severable	29
17.8	Binding Agreement	29
17.9	Further Action	29
17.10	Waivers	30
Schedule A, List of Members, Addresses, Etc.
Appendix A, Definitions
Exhibit A, Supply Agreement
Exhibit B, Marketing Agreement

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AXIS, LLC
Amended and Restated
Limited Liability Company Agreement
     This Amended and Restated Limited Liability Company Agreement (this “Agreement”) evidences the mutual agreement of the Members (as hereinafter defined) in consideration of their contributions and promises each to the others, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, Del. Code Ann. title 6, §§18-101 et. seq., as the same may be amended from time to time (the “Act”).
ARTICLE I
ORGANIZATIONAL MATTERS; DEFINITIONS
     1.1 Name. The name of the limited liability company governed hereby (the “Company”) is Axis, LLC. The Company may operate the business under one or more fictitious names.
     1.2 Continuation; Effective Date; Term. The Company was formed under and pursuant to the Act and the Limited Liability Company Agreement dated as of June 28, 2007. The parties hereby amend and restate the Limited Liability Company Agreement dated as of June 28, 2007 pursuant to the terms hereof as of January 25, 2008 (the “Effective Date”). This Agreement shall continue until terminated pursuant to the provisions of this Agreement.
     1.3 Registered Office; Place of Business; Agent. The address of the registered office of the Company as required by §18-104 of the Act and the principal place of business of the Company (which need not be the same as the registered office) shall be as indicated on Schedule A attached hereto. The Company may change the location of the registered office, establish additional offices or places of business or enter into such contracts or hire such agents in such other locations, inside and outside of Delaware, as it deems necessary or desirable in the conduct of the business of the Company. The agent of the Company for service of process, as required by §18-104 of the Act, shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.
     1.4 Intent to Supersede Act. The Members intend that the terms of this Agreement control all the activities of the Company. Therefore, this Agreement supersedes all non-mandatory provisions of the Act.
     1.5 Definitions. Capitalized terms used in this Agreement have the meanings as defined throughout the text of this Agreement or in Appendix A. A list of defined terms, including the section of this Agreement in which the term is defined, is contained in Appendix A.
     1.6 Authorized Person. Robert J. Minkus was designated an “authorized person” within the meaning of the Act, was authorized to execute, deliver and file the certificate of formation required by §18-201 of the Act (“Certificate”) with the secretary of state of Delaware and did so execute, deliver and file the Certificate. Upon completing the foregoing duties, his powers as an “authorized person” ceased, and any “authorized person” shall hereafter be designated by the Executive Committee.

ARTICLE II
PURPOSE
     2.1 Purpose. The purpose of the Company is to acquire or lease real property and the other assets for the purpose of constructing a facility (the “Facility”) to manufacture and sell railcar axles (the “Business”) and to operate the Business and to exercise all powers and engage in all activities incident thereto. Without limiting the foregoing, but subject to the provisions of this Agreement, the Company may enter into such arrangements, including the formation of subsidiaries and the transfer of its properties to such subsidiaries, in such form and manner as may be prudent and appropriate to acquire the Facility and conduct the Business.
ARTICLE III
MEMBERS; RIGHTS OF AND LIMITATIONS ON MEMBERS
     3.1 Members; Guarantee of Obligations. On June 28, 2007, the following members were admitted as the initial members of the Company: (i) ARI Component Venture LLC, a Delaware limited liability company (the “ARI Member”) and wholly-owned subsidiary of American Railcar Industries, Inc., a Delaware corporation, and (ii) ASF-Keystone, Inc., a Delaware corporation (the “ASF Member”) and wholly-owned subsidiary of Amsted Industries Incorporated, a Delaware corporation. The terms “ARI Member” and “ASF Member” shall include, respectively, any transferees of such member pursuant to section 9.3 hereof, and the term “Initial Members” shall mean the ARI Member and the ASF Member, including any such transferees pursuant to section 9.3. Additional members may be admitted upon approval of the Executive Committee. The term “New Member” shall mean any member identified on Schedule A as a New Member and any additional member admitted as a member upon approval of the Executive Committee. The names and addresses of the Initial Members and the New Members (collectively, the “Members”), as they may be from time to time, will be set forth on Schedule A, as amended from time to time. Schedule A also identifies the amount of each Member’s initial contribution to the capital of the Company, the number of Units credited to each Member and each Member’s Percentage Interest.
     Each New Member will be permitted, upon its admission as a Member, to purchase Units at an amount per Unit to be determined by the Executive Committee, provided, however, that a New Member shall not be permitted to purchase Units if such purchase would reduce the aggregate percentage of the Company held by the Initial Members (and their respective transferees pursuant to section 9.3) below 60% of the outstanding Units of the Company. The New Members identified on Schedule A as of the Effective Date shall be treated as if they were admitted as Members on June 28, 2007, and accordingly the Company’s assets shall not be revalued as of the Effective Date.
     American Railcar Industries, Inc. and Amsted Industries Incorporated hereby agree to absolutely and unconditionally guarantee the obligations, respectively, of the ARI Member and the ASF Member (and their respective transferees pursuant to section 9.3), pursuant to sections 6.1, 7.1 and 7.2 of this Agreement. To the maximum extent provided by law, such guarantee obligations shall not be reduced or modified by anything that would otherwise constitute a defense by a guarantor. The Executive Committee may require, at its discretion, as a condition to approval of a New Member, a similar guaranty from the parent (if any) of the New Member.

     3.2 Limitations on Members. No Member may:
     (a) Sign for or bind the Company by virtue of being a Member, direct or bind the Company on environmental or other issues or hold itself out as an agent of another Member;
     (b) Have such Member’s Capital Contribution repaid except to the extent provided in this Agreement;
     (c) Except as permitted by this Agreement, withdraw from the Company;
     (d) Sell or assign such Member’s interest in the Company or constitute the purchaser or assignee thereunder a substituted Member, except as provided in Articles VI and IX hereof;
     (e) Except as permitted by this Agreement, have priority over any other Member, either as to the return of Capital Contributions or as to the allocation of Profits, Losses or the distribution of Net Cash Flow, provided that this limitation shall not apply to the repayment by the Company of loans (as distinguished from Capital Contributions) which a Member was permitted to make under this Agreement and has made to the Company; or
     (f) Have any preemptive or preferential right, including any such right with respect to (i) additional Capital Contributions; (ii) issuance or sale of Units, whether unissued or hereafter created; (iii) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued Units; (iv) issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (v) issuance or sale of any other securities that may be issued or sold by the Company.
     3.3 By-laws. The Company may adopt By-laws approved by the Executive Committee for the conduct of the Company’s business and regulation of its affairs that are not inconsistent with the Certificate or this Agreement.
     3.4 Title to Property. All property owned by the Company shall be owned by the Company or a subsidiary as an entity, and no Member shall have any ownership interest in such property in its individual name or right. The Company shall hold all of its property in the name of the Company or a subsidiary and not in the name of any Member. Each Member’s interest in the Company shall be personal property for all purposes.
     3.5 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member. Notwithstanding the preceding, the Company shall reimburse a Member for legitimate expenses incurred on behalf of the Company, including a fair amount for the time of any employee or non-executive officer of a Member rendering services to the Company on a full-time or part-time basis. No reimbursement shall be due or payable with respect to the time of any executive officer of any Member.

     3.6 Members May Compete. Members shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Company.
ARTICLE IV
BOARD OF DIRECTORS;
EXECUTIVE COMMITTEE;
RIGHTS, POWERS AND DUTIES; VOTING;
OTHER MATTERS CONCERNING MEMBERS
     4.1 Management of the Company. The Members shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner. Members shall act through an Executive Committee (the “Executive Committee”) for the ordinary course management of the Business, and the affairs and property of the Company, as further described below in section 4.3. Additionally, certain specified extraordinary actions may be taken by the Company only if approved by the Board of Directors, as further described in section 4.2.
     4.2 Board of Directors.
     (a) Each Member shall have one seat on the Board of Directors upon becoming a Member, provided that as long as a Member holds at least 30% of the outstanding Units, such Member shall have two seats on the Board of Directors.
     (b) Except as otherwise expressly set forth in this Agreement, or required by the Act, the vote or consent by at least a majority of Board of Directors members shall be required for the Board of Directors to take any action required or allowed under the terms of this Agreement relating to the merger, sale or other transfer of ownership or change of control of the Company, including a sale of substantially all of the assets of the Company, whether by the Company or through the merger, sale, transfer of ownership or sale of substantially all the assets of any subsidiary of the Company.
     (c) A majority of the Board members must be present to constitute a quorum. Any Member may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in the meeting by means of such equipment will constitute presence in person at such meeting. At any meeting of the Board of Directors, the Members shall appoint a person to act as secretary of the meeting, who shall promptly prepare and certify a minute of action taken at the meeting. The ARI Representative shall serve as chairman of each meeting of the Board of Directors during 2007 and every second year thereafter, and the ASF Representative shall serve as chairman of each meeting of the Board of Directors during 2008 and every second year thereafter. The chairman shall be responsible for the organization and conduct of the meeting in accordance with rules and procedures prescribed by the By-laws (if any).

     (d) For decisions regarding all matters other than those set forth in section 4.2(b) hereto, the Members shall act through the Executive Committee, as described in section 4.3.
     4.3 Executive Committee.
     (a) The Executive Committee shall be comprised of two representatives (each, a “Representative” and together the “Representatives”), one appointed by the ARI Member (the “ARI Representative”) and one appointed by the ASF Member (the “ASF Representative”). Either of the ARI Member or the ASF Member may designate its Representative, and remove and replace its Representative, immediately upon providing written notice thereof to the other Members and all Representatives. The initial ARI Representative will be James Unger, and the initial ASF Representative will be John Wories, Jr. No Representative shall be entitled to compensation for serving in such capacity, but shall receive reimbursement for his reasonable expenses.
     (b) The Representatives, acting as the Executive Committee, shall have full and complete authority, power and discretion to manage and control the Business, affairs and property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives, within the terms of and limitations set forth by this Agreement. No one Representative may take or effect any action on behalf of the Company or otherwise bind the Company in the absence of a formal delegation of authority by the Executive Committee to such Representative, except as otherwise permitted by this Agreement. Unless authorized to do so by this Agreement or by the Executive Committee, no Member, Officer, attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company.
     4.4 Executive Committee Voting; Meeting.
     (a) The approval of the Executive Committee of any action on behalf of the Company must be evidenced by a minute of a meeting of the Executive Committee properly noticed and held as provided in the by-laws or by a unanimous written consent signed by all Representatives.
     (b) The Executive Committee shall meet at least once each year in a location agreed upon by the ARI Member and the ASF Member. Either of the ARI Member and the ASF Member may call additional meetings of the Executive Committee at any time upon at least five but no more than 20 days written notice to the other Members and all Representatives. All Representatives must be present to constitute a quorum. Any Representative may participate in a meeting of the Executive Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in the meeting by means of such equipment will constitute presence in person at such meeting. At any meeting of the Executive Committee, the Representatives shall appoint a person to act as secretary of the meeting, who shall promptly prepare and certify a minute of action taken at the meeting. The ARI Representative shall serve as chairman of each meeting of the

Executive Committee during 2007 and every second year thereafter, and the ASF Representative shall serve as chairman of each meeting of the Executive Committee during 2008 and every second year thereafter. The chairman shall be responsible for the organization and conduct of the meeting in accordance with rules and procedures prescribed by the By-laws (if any).
     4.5 Required Approvals of Executive Committee. In furtherance of section 4.3(b) and not by way of limitation, the Company may take any of the following actions with the unanimous approval of the Executive Committee, and only with such unanimous approval:
     (a) Subject to the further approval of the Board of Directors pursuant to section 4.2(b), sell, transfer, exchange, grant perpetual licenses, or otherwise dispose of all or substantially all the Company’s assets (including those in any Facility), including goodwill, in a single or series of transactions, or merge, consolidate, liquidate, dissolve or reorganize the Company or any of its subsidiaries;
     (b) Admit any New Members to the Company; provided that (i) unless the Members shall have unanimously approved a lower price, the price per Unit at which a New Member shall be permitted to purchase Units shall be no less than that paid by any other previously admitted New Member, and (ii) the rights of any New Member regarding the Company shall be no greater than those given to any other New Member, assuming ownership of the same Percentage Interests;
     (c) Acquire substantially all of the assets of, or any equity interest in, any Person, except for any subsidiary that is substantially wholly-owned;
     (d) Acquire or lease any real property as a location for the Facility and to serve as the primary business address of the Business;
     (e) Approve the budget for construction of the Facility and procurement of equipment to be used by the Business;
     (f) Take any action outside the ordinary course of business of the Company, or change the nature or character (including without limitation through expansion or contraction) of the Business;
     (g) Issue bonds, debentures, negotiable obligations or other similar instruments of debt, obtain any loan from any Person (except for trade payables) including loans from a Member, issue any securities or debt convertible into securities of the Company, guarantee any obligations of any third parties (other than Affiliates of the Company in the ordinary course of business) or assign the assets of the Company in trust for creditors or on the assignee’s promise to pay the debts of the Company;
     (h) Enter into or approve any transaction between the Company and any of the Members or their respective Affiliates;

     (i) Approve and amend by-laws pursuant to section 3.3;
     (j) Retain cash in the Company pursuant to section 8.6(d);
     (k) Admit any assignee of a Member’s interest in the Company (other than an Affiliate) as a substituted Member pursuant to section 9.5;
     (l) Approve the annual Budget for the Company;
     (m) Expend during any Fiscal Year or commit in such Fiscal Year to spend (whether during that or a future Fiscal Year) any amount for operations or capital improvements in excess of the aggregate approved expenditures set forth in the Budget, or expend during any Fiscal Year or commit in such Fiscal Year to spend (whether during that or a future Fiscal Year) more than 110% of the expenditures set forth in the Budget for such Fiscal Year in any one category or for any one capital project;
     (n) Commence any litigation, confess a judgment or settle any claim against or by or on behalf of the Company or submit a claim or liability of the Company to arbitration;
     (o) Approve the distributions as required by this Agreement and determine or change the frequency of distributions pursuant to section 8.5;
     (p) Subject to section 7.2, authorize or require contributions to capital in excess of those listed on Schedule A (prior to any amendment thereof), or approve the terms of any loan from a Member or its Affiliate, other than loans permitted by section 16.2(b); and
     (q) Establish all environmental policies and procedures.
     (r) Subject to section 2.1, determine the production levels and related matters with respect to the Facility;
     (s) Waive an opinion concerning compliance with or exemption from securities laws pursuant to section 9.2;
     (t) Establish procedures for the establishment of and withdrawal from bank accounts;
     (u) Appoint or change the auditors for the Company;
     (v) Establish or change the accounting methods used by the Company;
     (w) Select one or more Approved Banks; an “Approved Bank” shall be any bank or trust company established under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits (less any undivided losses) of not less than U.S.$10,000,000,000;
     (x) Hire or fire any Officer; and
     (y) Undertake any of the actions listed in the foregoing clauses (a) — (y) through or on behalf of a subsidiary of the Company.
     4.6 Appointment of Officers; Delegation of Authority. In connection with the management of the Business and affairs of the Company, the Executive Committee shall have the responsibility and authority to hire and fire Officers of the Company and its subsidiaries (which Officers may be current employees of a Member or their respective Affiliates, and may be “seconded” or “leased” to the Company or its subsidiaries on a full or part time basis), and delegate to Officers limited power and authority (except with respect to the matters reserved for decision by the Executive Committee under section 4.5 or elsewhere in this Agreement), to do all things and on such terms as they, in their reasonable discretion and subject to the terms of this Agreement, deem necessary or appropriate to conduct the Business and to exercise all powers and to effectuate the purpose set forth in section 2.1. Without limiting the generality of the foregoing, the Executive Committee has delegated to the Officers responsibility for, and hereby mandates that the Officers shall cause the Company to take, the actions set forth in section 5.2
     4.7 Exculpation of Members and Representative. In carrying out their duties hereunder, the Members and Representatives shall not be liable to the Company or to any other Member for their good faith actions, or failure to act, or for any errors of judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for their own fraud, bad faith, willful misconduct or gross negligence in the performance of their obligations under this Agreement.
     4.8 Resignation and Removal of Representative; Vacancies.
     (a) Any Representative of the Company may resign at any time by giving written notice to the Members and the other Representatives. The resignation of any Representative shall take effect upon receipt of notice thereof or at such later date specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
     (b) No Representative may be removed except by the Member that appointed him.
     4.9 Tax Elections; Tax Matters Member. The ARI Member will be the “Tax Matters Member” and shall make and determine all elections with respect to the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Treasury Regulations (“Treasury Regulations” or “Treas. Reg.”) issued thereunder. The Tax Matters Member shall be the “tax matters partner” (as defined in Code Section 6231) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities and to take all necessary actions in connection therewith, including granting powers of attorney, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall provide all notices and perform all acts required of a tax matters partner under Subchapter C of Chapter 63 of the Code. The Tax Matters Member shall cause the Company to prepare all income and other tax returns of the Company and all subsidiaries, in accordance with this Agreement, and shall cause the same to be filed in a timely manner. The Tax Matters Member shall cause Schedule K-1 to be delivered no later than 90 days after the end of the Fiscal Year. The Tax Matters Member is authorized to take any action that it determines to be necessary to comply with the requirements of Code Sections 1441, 1442, 1445 or 1446 with respect to withholding certain amounts with respect to payments or distributions to a Member who is not a U.S. person (as defined in Code Section 7701) or withholding of certain amounts with respect to the sale of a “United States real property interest” (as defined in Code Section 897) or with respect to any withholding requirements of foreign law applicable to income or distributions from any subsidiary of the Company.
     Notwithstanding anything to the contrary contained herein, the ARI Member, in its capacity as the Tax Matters Member, shall not take any of the following actions without first obtaining the prior written consent of the other Members:
     (1) Extend the statute of limitations for assessing or computing any tax liability against the Company (or the amount or character of any Company tax item);
     (2) Settle any audit with the Internal Revenue Service (“IRS”) concerning the adjustment or readjustment of any Company tax item;
     (3) File a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any IRS adjustment;
     (4) Initiate or settle any judicial review or action concerning the amount or character of any Company tax item; or
     (5) Take any other action which would have the effect of finally resolving a tax matter affecting the rights of the Company and its Members.
     The Tax Matters Member shall keep the Members and Representatives advised of any dispute the Company may have with any federal, state or local taxing authority and shall afford the Members the right to participate directly in negotiations with any such taxing authority in an effort to resolve any such dispute.
     Notwithstanding anything to the contrary in this Agreement, at least 30 days before making or changing any election pursuant to the Code, the Treasury Regulations or any IRS pronouncement, the Tax Matters Member shall give written notice of such election or change to the other Members for their consent. In the case of a Transfer by a Member of any or all of its Units in accordance with this Agreement, upon the request of the transferee, the ASF Representative shall cause the Company to make an election under Code Section 754.

ARTICLE V
RIGHTS, POWERS AND DUTIES OF OFFICERS
     5.1 Officers. The Company will have such officers as the Executive Committee may from time to time appoint (the “Officers”) who will be responsible for the daily operations of the Company, subject to the Budget, the strategic direction established by the Executive Committee and the authority maintained by the Executive Committee in this Agreement.
     5.2 Rights and Responsibilities of Officers.
     (a) The Officers have the authority for taking, and the Officers shall take, at the time specified (unless otherwise agreed to by the Executive Committee), the following actions:
     (i) Obtain and maintain such public liability, hazard and other insurance as may be deemed necessary or appropriate by the Officers;
     (ii) Deposit all funds of the Company in one or more separate bank accounts with Approved Banks;
     (iii) Maintain at the principal place of business of the Company all of the records required to be maintained by §18-305 of the Act, which shall be subject to inspection and copying at the reasonable request and expense of any Member (or its duly authorized representative) during ordinary business hours;
     (iv) Maintain at the principal place of business of the Company complete and accurate records of all properties owned or leased by the Company and complete and accurate books of account (containing such information as shall be necessary to compute allocations and distributions), and make such records and books of account available for inspection and copying at the reasonable request and expense of any Member (or his duly authorized representative) during ordinary business hours;
     (v) By no later than 90 days after the Effective Date (if not already prepared and submitted), prepare and submit to the Executive Committee a proposed Construction Budget;
     (vi) By no later than 90 days after the Effective Date (if not already prepared and submitted) with respect to the current Fiscal Year, and by no later than 75 days prior to the beginning of each Fiscal Year thereafter, prepare and submit to the Executive Committee a proposed annual Budget, and furnish a copy of such annual Budget to each Member;
     (vii) Within 15 days following the end of each Fiscal Year, use best efforts (which shall include each Member’s reasonable cooperation in order to allow another Member to meet its reporting obligations) to cause to be provided to the Members summary financial information in a format to be determined by the Executive Committee relating to the operations of the Company for the Fiscal

Year just ended, and in any event cause such information to be provided within 20 days following the end of each Fiscal Year, and cause to be prepared and provided to the Members within 45 days following the end of each Fiscal Year annual audited consolidated and consolidating financial statements prepared in accordance with U.S. generally accepted accounting principles consistently applied, including balance sheets, statements of operations, and cash flow, for the Fiscal Year just ended;
     (viii) Within 15 days after the end of each month, use best efforts (which shall include each Member’s reasonable cooperation in order to allow another Member to meet its reporting obligations) to cause to be provided to each Member unaudited consolidated and consolidating balance sheets and statements of income, changes in equity and cash flow statements, all prepared in accordance with U.S. generally accepted accounting principles consistently applied, for the month just ended, and in any event cause such materials to be provided within 20 days following the end of each month;
     (ix) By the tenth business day of each month provide to the Representatives a written report concerning operations for the previous calendar month, in a format to be agreed upon by the Executive Committee;
     (x) Cause to be filed the Certificate and such other certificates and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the Act;
     (xi) Cause Schedule A to be amended from time to time as required by this Agreement, and upon each such amendment designate at the top of such Schedule that it is an “Amended Schedule A,” and indicate immediately under such designation the effective date of such amendment;
     (xii) Make any expenditures or other payments (including the execution of checks) within the terms and as permitted by this Agreement; and
     (xiii) Hire and fire employees of the Company and its subsidiaries (which employees may be current employees of a Member or their respective Affiliates, and may be “seconded” or “leased” to the Company or its subsidiaries on a full or part time basis).
     (b) “Budget” means the separate operating budget and capital budget of the Company for any Fiscal Year which is, or is deemed to be as provided in this section 5.2(b), in effect, which Budget shall be in such format and include such detail as specified by the Executive Committee and will include (on a combined basis and separately with respect to each Facility) (i) an income statement prepared on an accrual basis which will show in reasonable detail the revenues (including a detailed sales forecast for railway, mass transit and industrial, listing both number of units and unit cost) and expenses (including overhead and administration) projected for the Business for such Fiscal Year, and such things as interest expense, foreign currency gain or loss, loss on monetary position, current and deferred income taxes, and employee profit sharing costs, (ii) a cash flow statement which will show in reasonable detail the receipts and disbursements projected for the Business for such Fiscal Year and the amount of any corresponding cash deficiency or surplus, (iii) a balance sheet prepared on an accrual basis projected for the Business as of the end of such Fiscal Year, (iv) a capital improvements budget projected for the Business for such Fiscal Year, including for capital projects that will extend beyond the Fiscal Year the total expenditures for such project and the expenditures during such Fiscal Year; and (v) any contemplated borrowings for the Business for such Fiscal Year.
     If the Executive Committee does not approve the proposed Budget by 30 days after the start of the Fiscal Year to which the Budget relates, until such Budget is approved, the Company shall be operated pursuant to the last Budget approved, with only such increases in operating expenses as are required under contractual arrangements or beyond the control of the Company (such as an increase in real estate taxes), and shall make capital expenditures only with respect to projects approved in a previously approved Budget or which are required by law or necessary to assure the health and safety of the employees.
     (c) “Construction Budget” means the operating and capital budget of the Company for the construction of the Facility, which shall be in such format and shall include such detail as shall be specified by the Executive Committee. Such Construction Budget shall include projections for all expenditures associated with all improvements planned for the initial purchase and construction of the Facility during the first Fiscal Year, including for borrowed funds and for any portions of the construction of the Facility which may extend beyond the first Fiscal Year.
     (d) No Member, Representative or Officer shall take any action contrary to section 4.5 or any policies established thereunder.
     5.3 Salaries. The salaries and other compensation and other terms and conditions of employment of the Officers of the Company shall be fixed from time to time by the Executive Committee.
ARTICLE VI
BUY-SELL RIGHTS; RIGHT OF FIRST REFUSAL
     6.1 Offer to Buy-Sell.
     (a) At any time following the date that is six months after the Effective Date, either of the ARI Member or the ASF Member (the “Initiating Member”), may at any time deliver to the other (the “Non-Initiating Member”) an all-cash offer (“Buy-Sell Offer”) in writing stating the total purchase price and other material terms and conditions on which the Initiating Member is willing to purchase all (but not less than all) of the Units then owned by the Non-Initiating Member.
     (b) On receipt of a Buy-Sell Offer, the Non-Initiating Member shall be obligated to elect to either: (i) sell to the Initiating Member all (but not less than all) of its Units then owned by the Non-Initiating Member at the purchase price and upon the terms and conditions set forth in the Buy-Sell Offer; or (ii) purchase all (but not less than all) of the Units then owned by the Initiating Member at the purchase price and upon the terms and conditions set forth in the Buy-Sell Offer.
     (c) Notwithstanding the foregoing, the Non-Initiating Member may not make an election under clause (ii) above if the Non-Initiating Member (a) has filed a voluntary petition seeking liquidation, reorganization, arrangement or readjustment in any form under Title 11 of the United States Code or any other federal or state insolvency law or (b) is subject to an involuntary petition under Title 11 of the United States Code.
     (d) The Non-Initiating Member shall give written notice of its election to the Initiating Member within 60 days after receipt of the Buy-Sell Offer. Failure of the Non-Initiating Member to give the Initiating Member timely notice of its election shall be deemed conclusively to be an election under clause (i) above to sell its Units.
     (e) The closing of the purchase and sale of Units pursuant to the above procedures shall occur no later than 60 days following the delivery of the notice of election set forth above or such earlier date as shall be agreed upon in writing by the Initial Members.
     (f) At the closing, the Initial Member selling its Units (the “Selling Member”), shall sell, transfer and assign to the Initial Member purchasing such Units (the “Purchasing Member”), all right, title and interest in and to the Selling Member’s Units and its interest with respect to the Company, free and clear of all liens, claims and encumbrances, with customary representations such as due authorization, but without any representation or warranty of any kind with respect to the Business or the Company. The Selling Member shall also assign without further consideration, and the Purchasing Member shall accept such assignment, of all of the Selling Member’s rights and obligations under any supply agreements between the Company and the Selling Member. The Selling Member shall execute all documents and take such other actions as may be reasonably necessary or desirable to effectuate the transfer of the Units and the assignment of the supply agreements and to carry out the purposes of this provision. The Purchasing Member shall pay for such Units in cash or immediately available funds, at the direction of the Selling Member.
     6.2 Right of First Refusal. In the event any New Member (the “Offering Member”) proposes to Transfer any Units (other than pursuant to section 9.3 or 9.4), such Offering Member shall not consummate such Transfer except in compliance with this section 6.2.
     (a) The Offering Member will deliver a written notice (the “Sale Notice”) to the Company and the other Members disclosing in reasonable detail the identity of the prospective transferees, the Units proposed to be Transferred (the “Offered Units”) and the terms and conditions of the proposed bona fide Transfer.
     (b) The Company may elect to purchase all or a portion of the Offered Units upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Offering Member and the other Members within fifteen (15) days after the receipt of the Sale Notice by the Company. If the Company elects to purchase less than all of the Offered Units, it will so notify the other Members (the “Availability Notice”), disclosing the number of Offered Units that the Company did not elect to purchase (the “Available Units”).
     (c) Each Initial Member may elect to purchase all or a portion of the Available Units upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Offering Member and the Company within fifteen (15) days after the receipt of the Availability Notice from the Company. If the Initial Members together elect to purchase more than the number of Available Units, each Initial Member shall be entitled to purchase up to its pro rata share of the Available Units, and, if either Initial Member elects to purchase fewer Available Units than its entitlement, the other Initial Member may purchase the excess.
     (d) If the Initial Members elect to purchase less than all of the Available Units, the Company shall so notify the New Members (other than the Offering Member), disclosing the number of Available Units that the Initial Members did not elect to purchase. Each New Member (other than the Offering Member) may elect to purchase all or a portion of such remaining Available Units upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Offering Member and the Company within fifteen (15) days after the receipt of the notice from the Company. If the New Members collectively elect to purchase more than the number of remaining Available Units, each New Member shall be entitled to purchase up to its pro rata share of the Available Units, and, if any New Member elects to purchase fewer Available Units than its entitlement, the other New Members may purchase their pro rata shares of the excess.
     (e) If the Members and the Company together have not elected to purchase all of the Offered Units within forty-five (45) days after the delivery of the Sale Notice, or have so elected to purchase the Offered Units but have not consummated the purchase of the Offered Units within sixty (60) days of the delivery of the Sale Notice, then the Members and the Company shall not purchase any of the Offered Units, and the Offering Member may Transfer all of the Offered Units to the transferees, and on the terms (including price) and conditions, set forth in the Sale Notice, during the thirty (30) day period commencing sixty (60) days after the delivery of the Sale Notice. Any Units not transferred within such thirty (30) day period will again be subject to the provisions of this section 6.2 upon subsequent Transfer.
ARTICLE VII
COMPANY CAPITAL; ADVANCES BY MEMBERS
     7.1 Capital Contributions. Each of the Members hereby agrees to contribute to the capital of the Company the amount set forth opposite its name on Schedule A, on a pro rata basis in accordance with its relative Percentage Interest, as and when called by the Executive Committee. The capital contributions listed on Schedule A, together with any additional permitted contributions to the capital of the Company (the “Capital Contributions”) are credited to the Members’ Capital Accounts maintained by the Company in accordance with section 8.3.
     7.2 Additional Capital Contributions. Following the contribution of the Capital Contributions the Members have committed to contribute pursuant to section 7.1, an Initial Member shall be required, and a New Member shall be entitled, to contribute additional capital to the Company equal to its Percentage Interest of any amounts approved by the Executive Committee, as and when called by the Executive Committee. Each Initial Member hereby agrees to contribute sufficient capital, on a pro rata basis in accordance with its relative Percentage Interest, to complete construction of the Facility. Each Initial Member further agrees that, in the event production at the Facility is curtailed prior to the seventh anniversary of completion of the Facility (as determined by the Executive Committee), such Initial Member shall contribute to the Company additional capital, on a pro rata basis in accordance with its relative Percentage Interest, in order to maintain adequate working capital, provided, however, that any requirement to make capital contributions exceeding an aggregate for all Members (consisting of the Initial Members and any New Members who elect to contribute) of $12 million in any year will be subject to approval by the Executive Committee. The requirement of the Initial Members to make additional capital contributions pursuant to the preceding sentence shall expire on the seventh anniversary of completion of the Facility (as determined by the Executive Committee), and on such anniversary, the preceding sentence shall have no further force or effect. Except as provided in section 7.1 and this section, no Member is permitted or required to make Capital Contributions to the Company.
     7.3 No Return of Contributions. Anything in this Agreement to the contrary notwithstanding, the Members will not be personally liable for the return of the Capital Contribution of a Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets. A Member may not demand or receive property other than cash in return for its contribution, except as permitted by section 11.2(c) of this Agreement. No Member will be entitled to interest on its Capital Contribution.
     7.4 No Partition of Company Property. Each of the Members hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of Company property or to compel any sale thereof. Further, all rights, duties, benefits and obligations, including inventory and appraisal of the Company assets or sale of a Member’s interest therein, provision for which is made in the Act, or on account of the operation of any other rule or law of any other jurisdiction to compel any sale or appraisal of Company assets or sale of a Member’s interest therein, are hereby waived and dispensed with.
ARTICLE VIII
FISCAL YEAR; ACCOUNTING; ALLOCATION OF PROFITS AND
LOSSES; DISTRIBUTIONS
     8.1 Fiscal Year. The fiscal year (“Fiscal Year”) of the Company will be the year ending December 31, unless a different year is required for income tax purposes.

     8.2 Method of Accounting. The Company books will be kept in accordance with U.S. generally accepted accounting principles, and, subject only to this limitation, as the Executive Committee determines in accordance with section 4.5(v).
     8.3 Maintenance of Capital Accounts. The Company shall maintain a capital account (“Capital Account”) for each Member in accordance with Treas. Reg. §1.704-1(b)(2)(iv). The initial amount credited to the Capital Account of each Member is the amount of such Member’s initial Capital Contribution. The Capital Account of each Member will also be (a) credited with the amount of any additional Capital Contributions made by such Member (including any deemed contributions pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(c)), (b) credited with the amount of any Profits and any other items of income or gain allocated to such Member, (c) debited by the amount of any Losses and any other items of loss or deduction allocated to such Member, and (d) debited with the amount of all actual and deemed distributions made to such Member. Any contribution or distribution of property in kind will be credited or debited, respectively, in an amount equal to the Carrying Value of such property, net of liabilities secured by such property or that the Company or a Member, respectively, is considered to assume or take subject to under Code Section 752. Upon adjustment to the adjusted tax basis of Company property pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Members will be adjusted as provided in Treas. Reg. §1.704-1(b)(2)(iv)(m). The manner in which Capital Accounts are to be maintained pursuant to this section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder, and the provisions herein regarding maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulations. If the Tax Matters Member reasonably determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this section should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this section, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not alter the economic agreement between or among the Members as set forth in this Agreement.
     8.4 Allocation of Profits and Losses.
     (a) Profits and Losses for each Fiscal Year shall be allocated to the Members in accordance with the Members’ Percentage Interests. The term “Percentage Interests” means the percentage interest of any Member in the Company determined by dividing the number of Units held by such Member by all outstanding Units. “Units” is a term used in this Agreement for purposes of making allocations and determining certain votes; the number of Units allocated to each Member is indicated on Schedule A. Units do not represent a Member’s interest in the capital of the Company, which is determined solely by a Member’s Capital Account. Except as required by the Code, taxable income and loss shall be allocated in accordance with the allocation of Profits and Losses.
     (b) The special allocations set forth in Article XIII shall be made prior to the allocations under this section.

     (c) “Profits” and “Losses” mean an amount equal to the Company’s taxable income or loss, respectively, for any period from all sources, determined in accordance with Code Section 703(a), adjusted in the following manner: (i) the income of the Company that is exempt from federal income tax or not otherwise taken into account in computing Profits and Losses pursuant to this definition will be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as described in such Section pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i) or not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss; (iii) in the event the Carrying Value of any Company asset is adjusted pursuant to section 13.3(b) hereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses; (iv) gain or loss resulting from the disposition of an asset will be computed by reference to the Carrying Value of such asset; (v) a deduction for Depreciation will be taken in lieu of a deduction for depreciation, amortization or cost recovery allowable for federal income tax purposes for such Fiscal Year; (vi) to the extent an adjustment under Code Section 734(b) is required by Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such item will be treated as an item of gain or loss from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and (vii) any items that are specially allocated pursuant to Article XIII will not be taken into account in computing Profits and Losses. “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or cost recovery deduction allowable for federal income tax purposes for such Fiscal Year, unless the Carrying Value for an asset differs from the adjusted basis of such asset for federal income tax purposes, in which case Depreciation means an amount that bears the same ratio to the beginning Carrying Value as the depreciation, amortization or cost recovery deduction bears to the beginning adjusted tax basis, provided, however that if the adjusted basis of an asset is zero at the beginning of a Fiscal Year, Depreciation will be determined by the Executive Committee by using any reasonable method.
     8.5 Distribution of Net Cash Flow. Except in connection with the liquidation of the Company, in which case all distributions shall be made in accordance with Article XI, distributions of Net Cash Flow will be made with respect to each Fiscal Year on the dates indicated in subsections (a) and (c) (unless the Executive Committee in its sole discretion otherwise agrees) as follows:
     (a) first, on each April 15, June 15, September 15 and December 15 (or if any such dates are not a business day, on the next succeeding business day), an amount to each Member equal to its Percentage Interest multiplied by (i)(A) the taxable income of the Company for such Fiscal Year (determined according to the principles of Code Section 6655(e)(2)) multiplied by (B) 40%, regardless of the actual taxable income allocated to any Member for any Fiscal Year, or (ii) if less, the Net Cash Flow for such Fiscal Year;
     (b) second, to each Member an amount so that the Capital Accounts of all Members are in proportion to their respective Percentage Interests.

     (c) thereafter, within 90 days following the end of each Fiscal Year, the balance to the Members in accordance with their respective Percentage Interests.
     (d) Notwithstanding the foregoing, there will be no distributions as described in subsection (c) made for the Company’s first Fiscal Year.
     (e) Amounts withheld pursuant to Code Sections 1441, 1442, 1445 or 1446 with respect to any Member shall be treated as amounts distributed to such Member on the date each such withholding is made for all purposes of this Agreement and shall be credited against amounts otherwise distributable to such Member pursuant to this Agreement.
     8.6 Definition of Net Cash Flow. “Net Cash Flow” for a Fiscal Year is computed by deducting from the sum of the interest income and the EBITDA of the Company as reflected in the financial statements for such Fiscal Year (or, for purposes of making the distributions in section 8.5(a), may be estimated based on any information available):
     (a) interest and principal payments on indebtedness made in such Fiscal Year;
     (b) all cash expenditures for fixed asset additions, improvements and replacements made in such Fiscal Year;
     (c) reasonable working capital reserves as may be determined by the Executive Committee consistent with the annual Budget; and
     (d) any other amounts, all relating to such period, that the Executive Committee determines the Company shall retain for investment in its business consistent with the annual Budget.
     8.7 Liability of Member for Return of Distribution. Each Member understands that it may be liable to the Company for the return of any cash or other property it receives in violation of §18-607 of the Act. A Member shall not otherwise be personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise.
ARTICLE IX
TRANSFER OF COMPANY INTERESTS
     9.1 No Transfer of Company Interest. Except as specifically provided in this Agreement, no Member may sell, assign, pledge (except as required by a Member’s debt instruments), hypothecate or in any manner transfer (together, a “Transfer”) all or any of its Units without the prior written consent of the Executive Committee, which consent may be withheld in the Executive Committee’s discretion. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void ab initio and of no force or effect whatsoever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the purposes of this Agreement and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and each other Member (and each other Member’s successors and permitted assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement. For purposes of this Agreement, a Transfer will be deemed to include the sale, assignment or other transfer of more than 50% of the voting securities or more than 50% of the total value of securities outstanding of any Member, provided that this sentence shall not apply to any entity the securities of which are (or in connection with such transfer become) publicly traded and listed on a recognized national stock exchange. The forfeiture of Units in connection with the withdrawal of a Member pursuant to section 10.1 shall not be considered a Transfer for purposes of this Agreement.
     9.2 Compliance with Securities Act of 1933. No Member’s Units have been registered under the 1933 Act in reliance upon the exemption provided in Section 4(2) of the 1933 Act. Notwithstanding any other provisions in this Agreement, no Units of a Member may be offered for sale, sold, transferred or otherwise disposed of unless, at the expense of the transferring Member, the Company has received an opinion of counsel for the Company or counsel acceptable to its counsel, to the effect that such transfer is exempt from registration under the 1933 Act and is in compliance with all applicable federal and state securities laws and regulations. The Executive Committee may, in its sole discretion, waive the requirements of this section with respect to the transfer of any Units, but any such waiver will not constitute a waiver of any subsequent transfer of such interest or the transfer of any other Units.
     9.3 Transfer of Interest to Affiliates. Notwithstanding section 9.1, any Member may Transfer all or any of its Units to a Person that, immediately prior to such Transfer, is an Affiliate of such Member, provided that the level of common ownership between the Member and such Affiliate is greater than 50%.
     9.4 Transfer of Interest in Connection with Sale of Member. Notwithstanding section 9.1, a Member’s interest in the Company may be transferred to any Person that acquires either (i) voting control of such Member or (ii) substantially all of the assets of such Member relating to the railcar business, provided that, in the case of clause (i), such Member continues to be bound by or, in the case of clause (ii), such acquiring Person assumes or becomes a party to, the existing Purchase and Sale Agreement for LLC Members Covering Railcar Axles between such Member and the Company. In connection with any such permitted Transfer, each Member and the Company shall provide any necessary consents that may be required to effectuate the Transfer of all applicable properties, agreements and rights relating to the sale of the transferring Member or its business. Upon the completion of such a sale to a third party, such third party shall be automatically admitted as a substituted Member pursuant to section 9.5 hereto without any additional consent of any party.
     9.5 Admission of Transferee as Substituted Member. An assignee of a Member’s Units will not become a substituted Member unless and until the Executive Committee consents in writing to such substitution, which consent will not be unreasonably withheld, provided that an Affiliate that receives Units pursuant to section 9.3 or 9.4 or a third party that purchases a Member or its business as contemplated by section 9.4 shall automatically be admitted as a substituted Member without further approval or consent. An assignee who is admitted as a substituted Member shall be a New Member and not an Initial Member unless it is the assignee of an Initial Member pursuant to section 9.3. If the Executive Committee will not consent to the substitution of an assignee of a Member’s interest in the Company, the transferor Member will have no rights of a Member under the Act. An assignee of a Member’s Units who is not admitted as a substituted Member under this section may not: (a) require any accounting of the Company’s transactions; (b) inspect the Company’s books and records; (c) require any information from the Company; or (d) exercise any privilege or right of a Member which is not specifically granted to a non-substituted transferee of a limited liability company interest under the Act.
     9.6 Allocations and Distributions with Respect to Transferred Interests. If any Transfer of any Units in the Company permitted by this Agreement occurs after the Effective Date during a Fiscal Year (whether or not the transferee is admitted as a substituted Member), all allocations of Profits and Losses attributable to the transferred Units for such year will be divided and allocated between the transferor and the transferee by taking into account their varying interests during such fiscal period, using an interim closing of the Company’s books, unless, with the written consent of the transferor, the Executive Committee shall be allowed to select any convention or method of allocation which is then permitted under Code Section 706 and the regulations promulgated thereunder. Any Transfer of Units shall be effective as of the end of a month unless the Executive Committee otherwise agrees. All distributions of Net Cash Flow made prior to the effective date of any such Transfer will be made to the transferor and any such distributions made after the effective date of such Transfer will be made to the transferee.
     9.7 Transfers that Would Cause Termination Prohibited. Notwithstanding any other provision of this Article IX, no Member may Transfer all or any of its Units without the consent of all other Members if such Transfer would cause a termination of the Company under Section 708(b)(1)(B) of the Code.
ARTICLE X
WITHDRAWAL, BANKRUPTCY OR LIQUIDATION
OF MEMBERS
     10.1 Withdrawal of Member. Except as provided in this section 10.1, a Member may not withdraw from the Company. A New Member may by written notice elect to forfeit its Units to the Company and thereupon withdraw from the Company, effective as of the date specified in such notice. Upon the effectiveness of any such withdrawal, (a) the withdrawing Member shall not be entitled to receive any payment or other consideration for the forfeited Units, (b) the withdrawing Member shall no longer be a Member, (c) the Capital Account of the withdrawing Member shall be reduced to zero and (d) the Company shall equitably adjust the remaining Members’ Percentage Interests and make such other modifications to the manner in which Members share in the allocations and distributions hereunder to reflect such reduction.
     10.2 Bankruptcy, Liquidation of a Member. A Member will not cease to be a Member by reason of the items listed in §18-304(a)(1) through (6) of the Act. The happening of any such event will not operate to cause the dissolution of the Company.

     10.3 Bankruptcy of Member. Upon the bankruptcy of a Member and after such time as the Company has received written notice thereof, the authorized representative of such Member will have all of the rights of a Member for the purposes of effecting the orderly winding up and disposition of the affairs of such Person.
ARTICLE XI
TERMINATION, DISSOLUTION AND LIQUIDATION OF THE
COMPANY
     11.1 Events of Dissolution. Upon the unanimous determination by the Board of Directors, acting pursuant to section 4.2, that it is no longer profitable, feasible or advantageous to operate the business of the Company, the Company will be dissolved and liquidated in accordance with the provisions of this Article XI.
     11.2 Liquidation.
     (a) Upon the dissolution of the Company, the then Members (the “Liquidating Members”), or the Liquidating Trustee appointed in accordance with section 11.3, shall cause to be made an accounting of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution, and shall take any necessary action to liquidate the Company. The liquidation proceeds will be applied in the following order:
     (i) To creditors in order of priority as provided by law, except for any indebtedness owing to any Member.
     (ii) To the establishment of any reserves that may be deemed by the Liquidating Members or the Liquidation Trustee to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;
     (iii) To the Members in satisfaction of any indebtedness owing to them; and
     (iv) To the Members in accordance with their positive Capital Account balances.
     (b) Upon liquidation of the Company, no Member will be required to contribute any amount to the Company solely because of a deficit balance in its Capital Account and any such deficit balance will not for any purpose be considered an asset of the Company.
     (c) For purposes of the liquidation of the Company assets, the discharge of its liabilities and the distributions of the remaining funds among the Members as above described, the Liquidating Members or Liquidating Trustee may on behalf of the Company sell, convey, exchange or otherwise transfer the assets of the Company for such consideration and upon such terms and conditions as it deems appropriate. The Liquidating Members or the Liquidating Trustee, in its sole discretion, may make distributions in kind to Members. A reasonable time will be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities of the Company to creditors to enable the Company to minimize normal losses during a liquidation period.
     11.3 Election of Liquidating Trustee. The Liquidating Members may elect, by a unanimous vote, one of the Representatives or any other Person of their choice to act as liquidating trustee (the “Liquidating Trustee”) in the liquidation of the Company business in accordance with the provisions of this Article.
     11.4 Statements. The Company’s auditor shall furnish each of the Members with a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation. When the Liquidating Members or the Liquidating Trustee has complied with the distribution plan set forth in this Article XI, the Liquidating Members or the Liquidating Trustee, as the case may be, shall execute and cause to be filed a certificate of dissolution of the Company.
ARTICLE XII
AMENDMENT OF THE AGREEMENT
     12.1 Ordinary Course Amendments. This Agreement may be amended by the Executive Committee provided that such amendment is:
     (a) For the purpose of amending Schedule A in order to recognize the substitution or deletion of a Member in accordance with the provisions of this Agreement;
     (b) For the purpose of reflecting a change in the amount or character of the Capital Contribution of any Member; or
     (c) In the opinion of counsel for the Company, necessary or appropriate to satisfy current requirements of the Code with respect to partnerships or any federal or state securities laws or regulations.
Any amendment made pursuant to subsection (c) may be made effective as of the date of this Agreement. All Members must be notified as to the substance of any amendment to this Agreement and upon request will be furnished a copy thereof.
     12.2 Other Amendments. All other amendments to this Agreement require the written approval of all Members.
ARTICLE XIII
TAX PROVISIONS
     The following provisions apply for all purposes of this Agreement:
     13.1 Allocations Required by Treasury Regulations.
     (a) Subject to the exceptions set forth in Treas. Reg. §§1.704-2(f)(2)-(5), if there is a net decrease in Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(g)(2). “Minimum Gain” shall have the meaning set forth in Treas. Reg. §§1.704-2(b)(2) and 1.704-2(d). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §§1.704-2(b)(2) and (f) and shall be interpreted consistently therewith.
     (b) Subject to the exceptions set forth in Treas. Reg. §1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(3), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(5). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith. “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, determined in accordance with Treas. Reg. §1.704-2(i) with respect to “partner nonrecourse debt minimum gain.” “Member Nonrecourse Debt” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(4) for “partner nonrecourse debt.”
     (c) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficits in its Adjusted Capital Account Balance created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to constitute a “qualified income offset” within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith. “Adjusted Capital Account Balance” means the balance in the Capital Account of a Member as of the end of the relevant Fiscal Year of the Company, after giving effect to the following: (i) credit to such Capital Account any amounts the Member is obligated to restore, pursuant to the terms of this Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debit to such capital account the items described in Treas. Reg. §§1.704-1(b)(2)(ii)(d)(4), (5) and (6). The allocations set forth in this section 13.1(c) are intended to comply with certain requirements of Treasury Regulations promulgated under Code Section 704. Such allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss and deduction to each Member so that, to the extent possible, and to the extent permitted by Treasury Regulations, the net amount of such allocations of other Profits, Losses and other items and such allocations to each Member shall be equal to the net amount that would have been allocated to each Member if such allocations had not been made.
     (d) Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with their Percentage Interests. “Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-

2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year of the Company equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined according to the provisions of Treas. Reg. §1.704-2(c). “Nonrecourse Liability” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(3).
     (e) Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i). “Member Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-2(i)(2) for “partner nonrecourse deductions.” For any Company taxable year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during the year, if any, in the amount of Member Nonrecourse Debt Minimum Gain reduced (but not below zero) by proceeds of the liability that are both attributable to the liability and allocable to an increase in the Member Nonrecourse Debt Minimum Gain.
     13.2 Rules of Application.
     (a) Profits and Losses and other items of income, gain, loss and deduction shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the Fiscal Year of the Company, except that (i) gains and losses arising from the disposition of assets shall be taken into account as of the date thereof, and (ii) with the consent of the Executive Committee and all affected parties, the preceding items may be allocated by using an “interim closing of the books” method.
     (b) To the extent any payments in the nature of fees paid to a Member are finally determined to be distributions to a Member for federal income tax purposes, there will be a gross income allocation to such Member in the amount of such distribution.
     (c) Losses may not be allocated to any Member to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance while any other Member continues to have a positive Adjusted Capital Account Balance; in such event Losses will first be allocated to Members with positive Adjusted Capital Account Balances in proportion to such balances, until their positive Adjusted Capital Account Balances have been reduced to zero. To the extent that any Losses are allocated pursuant to this paragraph, Profits will thereafter be allocated in reverse order of such allocations of Losses to the extent of such Losses.
     (d) The allocation of Profits and Losses to any Member shall be deemed to be an allocation to that Member of the same proportionate part of each separate item of taxable income, gain, loss, deduction or credit that comprises such Profits and Losses.

     13.3 Rules Concerning Calculations of Profits and Losses and Code Section 704(c) Tax Allocations.
     (a) For purposes of computing Profits and Losses, “Carrying Value” means (i) with respect to contributed property, the agreed value of such property reduced (but not below zero) by Depreciation, (ii) with respect to property the book value of which is adjusted pursuant to Treas. Reg. §§1.704-1(b)(2)(iv)(e) or (f), the amount determined pursuant to sections 13.3(b) or (d), and (iii) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.
     (b) Upon the occurrence of any of the following events, the Carrying Value of Company property will be adjusted to its fair market value, as determined pursuant to paragraph (d) below:
     (i) The acquisition of an interest in the Company by a new or existing Member in exchange for more than a de minimis contribution of money or property;
     (ii) The distribution by the Company to a continuing or retiring Member of more than a de minimis amount of property or money in consideration for an interest in the Company; or
     (iii) The “liquidation” of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g).
The revaluation of the Company property referred to in the immediately preceding sentence shall be made in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(f).
     (c) In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss and deduction with respect to any contributed property will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed value, pursuant to any method permitted by the regulations and chosen by the Executive Committee.
     (d) In the event the Carrying Value of any Company asset is adjusted as described in paragraph (b) above, the Executive Committee shall determine the fair market value of such Company asset, and the Company shall notify the Members of such determination. If none of the Members notifies the Company in writing that it objects to such valuation within 15 days of such first notice, fair market value shall be as determined by the Executive Committee. If any Member does notify the Company that it objects to such valuation within such 15 day period, fair market value shall be determined by an independent appraiser selected by the Executive Committee and reasonably acceptable to the Members.
     (e) In the event the Carrying Value of any Company asset is adjusted as described in paragraph (b) above, subsequent allocations of income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the regulations thereunder.
     (f) A transferee of a Company interest will succeed to the Capital Account relating to the Company interest transferred.
ARTICLE XIV
ADDITIONAL COVENANTS; OTHER AGREEMENTS
     14.1 Confidentiality; Trade Secrets; Use of Names, Etc. Subject to the requirements of applicable law, each Member shall maintain (and shall cause the Representative appointed by it and the Officers to maintain) in confidence the terms of this Agreement and all confidential information specified below or otherwise identified as such received from the other or the Company, whether of a commercial or technical nature, shall use such information only for the benefit of the Company, and shall not disclose any such information to a third party (other than such Member’s officers, directors, shareholders, members, managers, trustees, partners and professional advisers who agree or are bound to keep such information confidential) or make any unauthorized use thereof. Each Member shall treat such information with the same degree of care against disclosure or unauthorized use which it affords to its own confidential information. The obligation of confidential treatment shall not apply to any information that (i) has become generally available in the public domain, (ii) was in the receiving Member’s possession prior to disclosure, unless such information was first received by the receiving Member from the other Member as a part of the negotiation of this Agreement, (iii) was independently developed by the receiving Member, (iv) was received from a third party who had a right to disclose such information, or (v) is required to be disclosed to comply with applicable laws, rules, regulations or court orders.
     14.2 Supply Agreement. As a condition to the making of any Capital Contribution by any Member, each of the Members shall enter into a supply agreement with the Company substantially in the form of Exhibit A attached hereto. It shall be a condition to the admission of any New Members pursuant to section 3.1 hereto or otherwise that such New Members also enter into a supply agreement in substantially the same form as is attached on Exhibit A.
     14.3 Marketing Agreement. As a condition to the making of any Capital Contribution by the ASF Member, the Company shall enter into a marketing agreement with the ASF Member substantially in the form of Exhibit B attached hereto.
     14.4 Press Release. No press releases or similar publications announcing the establishment of this joint venture will be made by or on behalf of the Company without the prior approval of each Member.
     14.5 Sourcing Additional Axles. In the event production from the Company’s facility cannot meet the demand from the Members for railcar axles, the ASF Member agrees to use reasonable efforts to assist the Company in obtaining railcar axles from alternative sources.

ARTICLE XV
INDEMNIFICATION
     15.1 Indemnification as to Actions or Omissions in Company’s Business. Except to the extent otherwise provided in this Agreement, the Company shall indemnify, defend and hold harmless and will advance expenses to, the Members and Representatives, Officers, employees and agents (collectively, “Indemnitees”) from and against any loss, claim, liability, damage, expense (including legal fees and expenses), demands, actions, suits or proceedings, civil, criminal, environmental, administrative or investigative (together, “Claims”) incurred or suffered by any such Indemnitee with respect to any third—party claim by reason of any act performed or omitted to be performed, or alleged to have been performed or omitted by such Indemnitees pursuant to this Agreement in connection with the Business of the Company; provided that, such Indemnitee may not receive indemnification hereunder with respect to any Claim as to which the Indemnitee is adjudged by a final nonappealable decision of a court of competent jurisdiction to have acted in or with fraud, bad faith, gross negligence, willful misconduct or breach of this Agreement. Any such indemnification will be made promptly following the fixing of the loss, liability or damage incurred or suffered by final nonappealable decision, settlement, contract or otherwise (except that any attorneys’ fees and the expenses of defense may be paid as incurred). In no event will any Member be required to make an additional Capital Contribution to carry out this indemnification.
     15.2 Cross Indemnification. Each Member (the “Breaching Member”) shall indemnify, defend and hold harmless the other Members and their Affiliates, as the case may be, from and against any Claims incurred or suffered by the other Members and/or such Affiliates, as a result of any action, claim, demand or proceeding commenced by any Person due to the breach of this Agreement by the Breaching Member or any of its Affiliates, or by the Breaching Member’s gross negligence or willful misconduct in the performance of its obligations under this Agreement, provided however, that this indemnity obligation shall not apply in regard to a breach by the Breaching Member or any of its Affiliates of those obligations under this Agreement which breach carries a specific remedy under this Agreement, which remedy shall be the other Members’ exclusive remedy for the breach by the Breaching Member or its Affiliate of such obligations.
     15.3 Procedure for Indemnification.
     (a) Each Indemnitee pursuant to section 15.1 shall give prompt written notice to the Company of any potential Claim or event known to it which does or may give rise to indemnification hereunder, stating the nature and basis of said potential Claim or event and the amounts thereof, to the extent known. A Member or Affiliate thereof entitled to indemnification pursuant to section 15.2 shall give a similar notice to the other Members. Notwithstanding the foregoing, failure to give prompt written notice pursuant to this section shall not cause an Indemnitee or Member to lose its rights to indemnification hereunder except to the extent that the Company or the other Member can establish that it has been harmed by such delay.
     (b) In the event of any Claim, the Indemnitee shall give the Company written notice of such Claim, with a copy of the Claim, process and legal pleadings with respect thereto. After notification, the Company may participate in and assume the defense thereof, with counsel selected by it. If the Company assumes the defense of the Claim, the Indemnitee shall nonetheless have the right to employ its own counsel, and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnitee. Similar procedures shall apply with respect to any claim under section 15.2.
     (c) As a condition to the receipt of any indemnification payment hereunder, the Indemnitee shall provide a complete and absolute release with respect to the subject matter of the indemnification to the Company and the other Members.
     15.4 Survival. The provisions of this Article shall survive dissolution and liquidation of the Company and shall survive termination of this Agreement for any reason for a period of ten years.
ARTICLE XVI
DEFAULT AND REMEDIES
     16.1 Defaults. The following events shall constitute a default under this Agreement:
     (a) the failure to make any Capital Contribution when required; and
     (b) the breach of any other material provision of this Agreement if not cured within 30 days following receipt of a written notice describing such default from an Officer or any other Member.
     16.2 Remedies. Upon the happening of any event of default listed in section 16.1, the Company or any Member on behalf of the Company may initiate one or more of the following remedies:
     (a) sue for damages or seek any other remedy available in any appropriate court of law or equity; or
     (b) if the event of default is described in section 16.1(a), the Representatives of the non-defaulting Members shall thereafter be entitled to take the actions listed in section 4.5 as if consent of the defaulting Member’s Representative had been given, and the other Members may, at their option, (i) loan such funds to the Company at an interest rate equal to the prime lending rate of JPMorgan Chase Bank, N.A., in Chicago, Illinois, plus five percentage points, as in effect as of the first business day of each month, or (ii) contribute such funds to the Company as an additional Capital Contribution, in which case the number of additional Units issued to the non-defaulting Members shall be twice the number that would otherwise be issued with respect to the amount of the additional Capital Contribution.

ARTICLE XVII
MISCELLANEOUS
     17.1 Notices. Any and all notices or other communications shall be sent to any Member at the address listed in Schedule A, unless the Company and the other Member is notified in writing of any change of address. Notices or other communications will be deemed to have been given only when hand delivered, sent by facsimile or e-mail with receipt confirmed by telephone, or sent by recognized overnight delivery service.
     17.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     17.3 Business Practices. Each Member, Representative, Officer and the Company (for itself and any subsidiaries) in the performance of their obligations and in the conduct of the Business shall comply in all material respects with all relevant laws and regulations (including licensing requirements and requirements for government approvals) of the United States of America, and of any country in which the Company or a subsidiary does business. Each of the Members shall cooperate with the other and with the Company in meeting this obligation. In no event will any Member, Representative, Officer or the Company or its subsidiaries be obligated under this Agreement to take any action or omit to take any action that any such person believes, in good faith, would cause him or it, or its stockholders, members, partners, managers, directors, officers, employees, agents or Representative, to be in violation of any applicable laws or regulations including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended.
     17.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which constitute one agreement, notwithstanding that not all of the parties are signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart.
     17.5 Language Conventions; Captions. Words of any gender used in this Agreement include any other gender, and words of the singular number include the plural (and vice-versa), when the sense requires. The captions to each Article and section are inserted only as a matter of convenience and for reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect it.
     17.6 Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not described herein.
     17.7 Provisions Severable. This Agreement is intended to be performed in accordance with and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or entity or circumstance, is for any reason and to any extent invalid or unenforceable, such provision shall be enforced to the greatest extent permitted by law in the applicable jurisdiction or circumstance and the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
     17.8 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of all Members and their respective legal representatives, heirs, permitted successors and permitted assigns.
     17.9 Further Action. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
     17.10 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
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     IN WITNESS WHEREOF, the parties have entered into this Agreement and have hereunto set their hands to multiple copies hereof to be effective as provided in section 1.2.

ARI MEMBER: ARI COMPONENT VENTURE LLC
By:	/s/ James J. Unger
	Name:	James J. Unger
	Title:	President

ASF MEMBER: ASF-KEYSTONE, INC.
By:	/s/ John Wories, Jr.
	Name:	John Wories, Jr.
	Title:	President

As to the guarantee obligations in section 3.1:

AMERICAN RAILCAR INDUSTRIES, INC.
By:	James J. Unger
	Name:	James J. Unger
	Title:	President

AMSTED INDUSTRIES INCORPORATED
By:	/s/ Stephen R. Smith
	Name:	Stephen R. Smith
	Title:	Vice President

APPENDIX A
     The capitalized terms used in the body of this Agreement have the meanings set forth below or in the provision referenced below, where such term appears in boldface print. Defined terms used in only one section of the Agreement may not be listed below.
“1933 Act” means the Securities Act of 1933, as amended.
“ARI Member” is defined in section 3.1.
“Act” is defined in the preamble.
“Adjusted Capital Account Balance” is defined in section 13.1(c).
“Affiliate” means (i) any Person that controls, is controlled by, or is under common control with, any Member, directly or indirectly; and (ii) any Person that controls, is controlled by, or is under common control with, any Person identified by clause (i). For purposes of this definition, “control” shall be defined as in the Securities Act of 1933, and no Member shall be deemed to be an Affiliate of any other Member.
“Agreement” is defined in the preamble.
“Approved Bank” is defined in section 4.3(w).
“ASF Member” is defined in section 3.1.
“ASF Representative” is defined in section 4.3(a).
“Availability Notice” is defined in section 6.2(b).
“Available Units” is defined in section 6.2(b).
“Breaching Member” is defined in section 15.2.
“Budget” is defined in section 5.2(b).
“Business” is defined in section 2.1.
“Buy-Sell Offer” is defined in section 6.1.
“Capital Account” is defined in section 8.3.
“Carrying Value” is defined in section 13.3(a).
“Capital Contributions” is defined in section 7.1.
“Certificate” is defined in section 1.6.
“Claims” is defined in section 15.1.

App-1

“Code” is defined in section 4.9.
“Company” is defined in section 1.1. References to the Company will be deemed to include its subsidiaries unless the context clearly requires otherwise. References to the “Company and its subsidiaries” in some places is not intended to exclude subsidiaries from references to the “Company” alone.
“Construction Budget” is defined in Section 5.2(c).
“Depreciation” is defined in section 8.4(c).
“Effective Date” is defined in section 1.2.
“Executive Committee” is defined in section 4.1.
“Facility” is defined in section 2.1.
“Fiscal Year” is defined in section 8.1, and, where the context requires, shall include a portion of a Fiscal Year.
“Indemnitees” is defined in section 15.1.
“Initial Member” is defined in section 3.1.
“Initiating Member” is defined in section 6.1.
“IRS” is defined in section 4.9.
“Liquidating Member” is defined in section 11.2(a).
“Liquidating Trustee” is defined in section 11.3.
“Losses” is defined in section 8.4(c).
“Member Nonrecourse Debt” is defined in section 13.1(b).
“Member Nonrecourse Debt Minimum Gain” is defined in section 13.1(b).
“Member Nonrecourse Deductions” is defined in section 13.1(e).
“Members” is defined in section 3.1.
“Minimum Gain” is defined in section 13.1(a).
“Net Cash Flow” is defined in section 8.6.
“New Member” is defined in section 3.1.
“Non-Initiating Member” is defined in section 6.1.

App-2

“Nonrecourse Deductions” is defined in section 13.1(d).
“Nonrecourse Liability” is defined in section 13.1(d).
“Offered Units” is defined in section 6.2(a).
“Offering Member” is defined in section 6.2.
“Officers” is defined in section 5.1.
“Percentage Interests” is defined in section 8.4(a).
“Person” means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or any similar entity organized under foreign law.
“Profits” is defined in section 8.4(c).
“Purchasing Member” is defined in section 6.1.
“Representative” is defined in section 4.3
“Sale Notice” is defined in section 6.2(a).
“Selling Member” is defined in section 6.1.
“Tax Matters Member” is defined in section 4.9.
“Transfer” is defined in section 9.1.
“Treasury Regulations” and “Treas. Reg.” are defined in section 4.9.
“Units” is defined in section 8.4(a).

App-3